Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS OUTSTANDING
FISCAL 2022 SECOND QUARTER RESULTS

Net Sales Increased 14% and Diluted EPS Rose 25% to $2.97

Organic Net Sales1 Grew 11% and Adjusted Diluted EPS Increased 15% in Constant Currency

All Engines Ignited Reflecting Recovery in Western Markets

Raising Full Year Outlook

New York, February 3, 2022 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $5.54 billion for its second quarter ended December 31, 2021, an increase of 14% from $4.85 billion in the prior-year period. Net sales grew in every region and product category, reflecting early stages of recovery in brick-and-mortar retail stores, primarily in western markets, and strength in online2. These results reflected robust consumer response to holiday offerings and during key shopping moments. Organic net sales increased 11%.

The Company reported net earnings of $1.09 billion, compared with net earnings of $0.87 billion in the prior-year period. Diluted net earnings per common share was $2.97, compared with $2.37 reported in the prior-year period. Excluding restructuring and other charges and adjustments as detailed on page 3, adjusted diluted earnings per common share was $3.01, a 15% increase on both a reported basis and in constant currency.

Fabrizio Freda, President and Chief Executive Officer said, “We achieved record sales and profitability in the second quarter of fiscal 2022, empowered by the timeless desirability of our brands and despite accelerated volatility and variability, as well as supply chain challenges, from the pandemic. Every category, region and major channel expanded, showcasing the strength of our multiple engines of growth strategy. We seized the favorable dynamics of Skin Care, Fragrance, developed markets in the West, and brick-and-mortar, and continued to prosper in the East with Chinese consumers as well as in global Travel Retail and global Online.”

Freda emphasized, “Our brands excelled in the key shopping moments of 11.11 and Holiday, welcoming new consumers and serving loyal consumers with festive exclusives, highly-sought hero products, enticing innovation, and elevated high-touch services in-store and online."
1 Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impacts from currency. We believe the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis. See page 3 for reconciliations to GAAP.
2 Online sales discussed throughout includes sales of our products from our websites and third-party platforms, as well as estimated sales of our products sold through our retailers’ websites.

Freda concluded, “As we embark on the second half of fiscal 2022, our business is far bigger and more profitable than pre-pandemic with every region larger. This reinforces our confidence in our ability to navigate the impacts of the prolonged pandemic. We are raising our fiscal 2022 full year outlook, as we reflect our outstanding results to-date and are mindful of the risks of continued volatility and disruption in the second half of the year.”

COVID-19 Business Update
The COVID-19 pandemic continued to disrupt the Company’s operating environment, impacting retail traffic and consumer preferences in the second quarter of fiscal 2022. The spread of the Delta and Omicron variants and resurgence of COVID-19 cases in most parts of the world led to periodic point-of-sale staffing shortages as well as government restrictions to prevent further spread of the virus. These restrictions included the intermittent closure of businesses deemed non-essential, curtailment of travel, social distancing, vaccination requirements for brick-and-mortar businesses, and quarantines.

Retail Impact
While most brick-and-mortar retail stores globally that sell the Company’s products, whether operated by the Company or its customers, were open during much of the second quarter of fiscal 2022, there were intermittent closures throughout the world due to safety protocols or restrictions. In much of Asia/Pacific, restrictions eased during the second quarter of fiscal 2022, although mainland China had regional lockdowns and much of Western Europe, particularly in the United Kingdom, experienced increased restrictions as the quarter progressed. In North America in late calendar year 2021, restrictions and store closures varied by location. COVID-19 cases generally eased in Latin America. Globally, in areas where stores were open, consumer traffic has not recovered to the pre-pandemic levels.

International passenger traffic remained largely curtailed globally. However, passenger traffic in Europe, the Middle East & Africa and The Americas improved but remained significantly below pre-pandemic levels. The improvement was due to the partial lifting of government restrictions, most notably in the United Kingdom and the United States. In Asia/Pacific, increased travel restrictions remained in place during much of the quarter, and traffic in Hainan was negatively impacted by fewer visitors due to intermittent domestic travel restrictions.

Consumer Preferences
The COVID-19 pandemic-related closures of offices, retail stores and other businesses and the significant decline in social gatherings have influenced consumer preferences and practices. While the demand for makeup improved significantly versus the prior year, it continues to be the only category that remains below the pre-pandemic period, given fewer makeup usage occasions and ongoing mask wearing, while skin care, fragrance and hair care have all grown from pre-pandemic levels.

Supply Chain
The COVID-19 pandemic has contributed to global supply chain disruptions, including manufacturing and transportation delays, due to closures, employee absences, port congestion, labor and container shortages, and shipment delays. As a result, the Company expects higher costs to negatively impact cost of sales and operating expenses for the remainder of fiscal 2022. The Company expects to mitigate some of the impact to its business and costs through strategic price increases, product mix, timing of shipments, use of air freight and less congested ports, and cost savings in other areas.

Fiscal 2022 Second Quarter Results
Organic net sales growth represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (notably the acquisition of DECIEM and closure of BECCA); as well as the impacts from currency. Category and region commentary reflect organic performance.

Reconciliation between GAAP and Non-GAAP Net Sales Growth (Unaudited)

Three Months Ended December 31, 2021
As Reported - GAAP(1)	14%

Organic, Non-GAAP(2)	11%
Impact of acquisitions, divestitures and brand closures, net	3
Impact of foreign currency	—
Returns associated with restructuring and other activities	—
As Reported - GAAP(1)	14%

(1)Includes returns associated with restructuring and other activities
(2)Organic net sales growth represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM and BECCA); as well as the impacts from currency.

Adjusted diluted earnings per common share excludes restructuring and other charges and adjustments as detailed in the following table.

Reconciliation between GAAP and Non-GAAP - Diluted Earnings Per Share (“EPS”) (Unaudited)

	Three Months Ended
	December 31
	2021	2020	Growth
As Reported EPS - GAAP(1)	$2.97	$2.37	25%

Non-GAAP
Restructuring and other charges	.03	.08
Changes in fair value of contingent consideration	—	(.01)
Acquisition-related stock option expense	.01	—
Goodwill and other intangible asset impairments	—	.17
Adjusted EPS - Non-GAAP	$3.01	$2.61	15%
Impact of foreign currency on earnings per share	(.02)
Adjusted Constant Currency EPS - Non-GAAP	$2.99	$2.61	15%

(1)Includes restructuring and other charges and adjustments

The impact of currency fluctuations in relation to the U.S. dollar did not have a material impact on net sales and operating income in the Company’s product categories and regions outside of the United States.

Results by Product Category (Unaudited)

	Three Months Ended December 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2021	2020	Reported Basis	Constant Currency	2021	2020	Reported Basis
Skin Care	$3,159	$2,819	12%	11%	$1,082	$928	17%
Makeup	1,386	1,247	11	12	130	28	100+
Fragrance	799	618	29	30	210	141	49
Hair Care	180	154	17	18	8	4	100
Other	16	15	7	13	3	(1)	100+
Subtotal	5,540	4,853	14	14	1,433	1,100	30
Returns/charges associated with restructuring and other activities and adjustments	(1)	—			(15)	(37)
Total	$5,539	$4,853	14%	14%	$1,418	$1,063	33%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Three Months Ended December 31 2021 vs. 2020
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency	Net Sales Growth (GAAP)
Skin Care	7%	4%	1%	12%
Makeup	12	—	(1)	11
Fragrance	30	—	(1)	29
Hair Care	18	—	(1)	17
Other	7	6	(6)	7
Subtotal	11%	3%	—%	14%
Returns associated with restructuring and other activities				—
Total	11%	3%	—%	14%

(1)Organic net sales growth represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM and BECCA); as well as the impacts from currency.

Total reported operating income was $1.42 billion, a 33% increase from $1.06 billion in the prior-year period. Adjusted operating income in constant currency increased 21%, primarily reflecting higher net sales and excluding the following items:
•Fiscal 2022 second quarter: $17 million of restructuring and other charges and adjustments
•Fiscal 2021 second quarter: goodwill and other intangible asset impairments of $81 million related to GLAMGLOW and $35 million of restructuring and other charges and adjustments
•The favorable impact of currency translation of $7 million.

Skin Care
•Skin care net sales grew in every region, led by strong double-digit sales growth from La Mer and Clinique.
•The non-comparable impacts of net sales related to acquisitions, divestitures and brand closures contributed approximately 4 percentage points to net sales growth.
•Growth from La Mer reflected increases in hero products, including The Treatment Lotion, Crème de la Mer and the Genaissance line of products, as well as the launch of The Hydrating Infused Emulsion and targeted expanded consumer reach.
•Clinique’s growth was driven by strong demand for its hero products, including Even Better Clinical Radical Dark Spot Corrector + Interrupter and Take The Day Off Balm, as well as the launch of the Smart Clinical Repair Wrinkle Correcting Serum and targeted expanded consumer reach.
•Skin care operating income increased, primarily reflecting higher net sales and the favorable year-over-year impact of goodwill and other intangible asset impairments, partially offset by strategic investments in advertising and promotional activities to support holiday.

Makeup
•Makeup net sales increased, reflecting the continued progression towards recovery in western markets, increased usage occasions and easier comparisons to the prior year. The growth was led by Estée Lauder and M·A·C. Too Faced, Tom Ford Beauty and Smashbox also contributed to growth.
•Strong double-digit sales growth from Estée Lauder was fueled by the Double Wear and Futurist foundation product lines as well as the successful launch of Double Wear Sheer Long-Wear Foundation.
•M·A·C’s growth reflected successful advertising campaigns to drive the makeup renaissance as usage occasions increase, with particular strength in face and eye products.
•Makeup operating income increased, primarily reflecting higher net sales, partially offset by strategic investments to support the makeup recovery and holiday.

Fragrance
•Net sales grew in every region and across virtually all brands that sell fragrances, driven by continued resilience in luxury fragrance, the opening of brick-and-mortar retail and the beginning of travel recovery in western markets.
•Jo Malone London’s net sales grew double digits primarily driven by strength in colognes, particularly in the hero franchise English Pear & Freesia, and holiday collections. Bath & Body and Home also delivered strong growth reflecting consumer demand for home fragrance products during the pandemic.
•Tom Ford Beauty grew strong double-digits, reflecting strength in its Oud Wood, Rose Prick, and Black Orchid fragrances. The launch of Ombre Leather Parfum also contributed to growth and helped drive demand in the Ombre Leather franchise.
•Net sales from Le Labo rose strong double digits, primarily reflecting the reopening of brick-and-mortar, improved retail traffic and strong holiday demand. Growth was driven by hero fragrances, such as Santal 33. The successful launch of Thé Matcha 26 and targeted expanded consumer reach also contributed to growth.

•Kilian Paris’ net sales increased strong double-digits, driven by retail reopening and demand for hero products, including Good Girl Gone Bad by Kilian and Love, Don’t be Shy, as well as the success of new launches, including Apple Brandy on The Rocks.
•Fragrance operating income increased, driven primarily by higher net sales partly offset by strategic investments to support brick-and-mortar reopening and holiday.

Hair Care
•Hair care net sales rose, reflecting increases from both Aveda and Bumble and bumble as brick-and-mortar salons and retail recover.
•Aveda’s double-digit growth reflected the continued success of its hero franchises, including Invati, Nutriplenish and Botanical Repair, as well as strong holiday sales driven by a successful designer collaboration.
•Net sales increased at Bumble and bumble, primarily reflecting the success of hero products, such as Hairdresser’s Invisible Oil Primer, and the launches of Hairdresser’s Invisible Oil Ultra Rich and Bb. Illuminated Blonde. Targeted expanded consumer reach also contributed to growth.
•Hair care operating results increased, reflecting higher net sales offset by strategic investments to support the recovery as brick-and-mortar reopens.

Results by Geographic Region (Unaudited)

	Three Months Ended December 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2021	2020	Reported Basis	Constant Currency	2021	2020	Reported Basis
The Americas	$1,300	$1,048	24%	24%	$382	$36	100+%
Europe, the Middle East & Africa	2,338	2,030	15	16	620	657	(6)
Asia/Pacific	1,902	1,775	7	6	431	407	6
Subtotal	5,540	4,853	14	14	1,433	1,100	30
Returns/charges associated with restructuring and other activities and adjustments	(1)	—			(15)	(37)
Total	$5,539	$4,853	14%	14%	$1,418	$1,063	33%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Three Months Ended December 31 2021 vs. 2020
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency	Net Sales Growth (GAAP)
The Americas	19%	5%	—%	24%
Europe, the Middle East & Africa	13	3	(1)	15
Asia/Pacific	5	1	1	7
Subtotal	11%	3%	—%	14%
Returns associated with restructuring and other activities				—
Total	11%	3%	—%	14%

(1)Organic net sales growth represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM and BECCA); as well as the impacts from currency.

The Americas
•Net sales grew strong double-digits in the United States, Canada and Latin America as brick-and-mortar reopened, retail traffic began to recover, and consumer demand was strong during the holidays. Net sales grew double digits in every product category and increased in every major distribution channel.
•The non-comparable impacts of net sales related to acquisitions, divestitures and brand closures contributed approximately 5 percentage points to net sales growth.
•Brick-and-mortar sales increased strong double digits, benefiting from a year-over-year increase in open retail locations as well as improved traffic. Online continued to grow and accounted for approximately 38% of sales.
•In North America, net sales grew double digits in every product category led by makeup, which was disproportionately impacted by the challenges stemming from the COVID-19 pandemic in the prior year period.
•In Latin America, net sales grew in every category and every market, with double-digit growth in most markets.
•Operating income in The Americas increased, primarily reflecting higher net sales and the favorable year-over-year impact of goodwill and other intangible asset impairments, partially offset by strategic investments to support the reopening of brick-and-mortar retail, the makeup recovery and holiday.

Europe, the Middle East & Africa
•Net sales grew in virtually every market, led by the United Kingdom. The growth reflects recovery in brick-and-mortar compared to the prior year when retail traffic was negatively impacted by COVID-19.
•The non-comparable impacts of net sales related to acquisitions, divestitures and brand closures contributed approximately 3 percentage points to net sales growth.
•Nearly every emerging market in the region grew strong double-digits, driven by the brick-and-mortar recovery.
•Net sales increased in every product category, led by double-digit growth in fragrance and makeup, partly reflecting the return of social activities and in-store services.

•Global travel retail sales increased double digits, reflecting continued growth from Asia/Pacific, despite ongoing travel restrictions there during much of the second quarter of fiscal 2022. Net sales also grew from Europe, the Middle East & Africa and The Americas as the partial lifting of travel restrictions, specifically in the United Kingdom and the United States, increased traffic and supported the reopening of doors.
•Brick-and-mortar sales grew double digits and online declined slightly, driven by the United Kingdom, reflecting difficult comparisons to the prior year period when brick-and-mortar was closed.
•Operating income decreased, primarily driven by strategic investments behind hero franchises and to support the reopening of brick-and-mortar retail.

Asia/Pacific
•Net sales growth reflected increases across much of the region, primarily driven by mainland China, Australia, and most of southeast Asia.
•The non-comparable impacts of net sales related to acquisitions, divestitures and brand closures contributed approximately 1 percentage point to net sales growth.
•Skin care, fragrance and hair care net sales grew double digits in the region.
•Net sales grew in both brick-and-mortar, led by department stores, and online.
•In mainland China, net sales growth was led by skin care and fragrance. The Company’s brands performed well in the 11.11 Global Shopping Festival, ranking #1 in beauty, luxury beauty and fragrance.
•Operating income increased, reflecting higher net sales partially offset by continued strategic investments despite increased headwinds from temporary restrictions due to COVID-19.

Six-Month Results
•For the six months ended December 31, 2021, the Company reported net sales of $9.93 billion, an 18% increase compared with $8.42 billion in the prior-year period. Organic net sales also increased 14%.
•Net earnings were $1.78 billion, and diluted earnings per share was $4.85. In the prior year six months, the Company reported net earnings of $1.40 billion and diluted earnings per share of $3.79.
•During the six-months ended December 31, 2021, the Company recorded restructuring and other charges, acquisition-related stock option expense, and other income related to a gain on a previously held equity investment in Deciem Beauty Group Inc. that, combined, resulted in a favorable impact of $22 million ($18 million after tax), equal to $.05 per diluted share, as detailed on page 16. The prior-year period results include restructuring and other charges, changes in contingent consideration and goodwill and other intangible asset impairments that, combined, totaled $125 million ($94 million after tax), equal to $.25 per diluted share.
•Excluding restructuring and other charges and adjustments, adjusted diluted net earnings per common share for the six months ended December 31, 2021 was $4.90, and rose 20% in constant currency. For the six months ended December 31, 2021, the benefit of foreign currency translation on diluted net earnings per common share was $.05.

Cash Flows
•For the six months ended December 31, 2021, net cash flows provided by operating activities were $1,846 million, compared with $1,978 million in the prior-year period, as working capital needs returned to a more normalized level and the Company also took actions to mitigate the supply chain challenges, partially offset by higher earnings before taxes, excluding non-cash items.
•Capital Expenditures increased to $459 million compared to $250 million in the prior-year period, primarily driven by increased investments for a new manufacturing facility in Japan, online capabilities and information technology enhancements.
•The Company ended the quarter with $5 billion in cash and cash equivalents after returning $1,837 million cash to stockholders through dividends and share repurchases.

Outlook for Fiscal 2022 Third Quarter and Full Year
The Company is raising its full fiscal year outlook, reflecting both outstanding performance to date and the risks of continued volatility and disruptions in the second half of the year.

With multiple engines of growth across regions, brands, product categories and channels, the
Company is well-positioned to continue to drive a gradual recovery as macro-conditions and market dynamics support it. The Company expects to invest in areas to support the recovery, including advertising, online, research and development and supply chain, to drive growth in areas of opportunity and help nurture emerging trends in the rest of the business.

The full year outlook reflects the following assumptions:
•Global volatility and variability is expected to continue, including inflation, supply chain disruption and COVID-19 restrictions. The Company believes it can continue to manage through this uncertain environment while driving multiple engines of growth.
•A continued recovery of the makeup and hair care categories as countries reduce COVID-19 restrictions.
•Growth in developed markets in the west and in brick-and-mortar retail.
•Targeted new distribution throughout the year to retailers that provide broader consumer reach.
•A continued gradual resumption of international travel.
•Benefit from a nearly full year incremental impact of DECIEM in net sales and operating results.
•Higher transportation and logistics costs are expected to negatively impact both cost of sales and operating expenses in the remainder of fiscal 2022. The Company expects to mitigate some of the impact to its business and costs through strategic price increases, timing of shipments and cost savings in other areas.
•Incremental savings from the Post-COVID Business Acceleration Program and reinvestment in advertising and capabilities.
•Full-year effective tax rate of approximately 22%.

The Company is mindful of ongoing risks related to the COVID-19 pandemic as well as risks related to social, economic and political matters, including restructurings and bankruptcies in the retail industry, geopolitical tensions, regulatory developments, global security issues, currency volatility, general economic challenges, including increasing inflationary pressures and supply chain disruptions, and changes in consumer preferences that affect consumer spending in certain countries, channels and travel corridors.

Longer-term, the Company expects to return to its growth targets of 6% to 8% sales growth, 50 basis points of operating margin expansion and double-digit adjusted diluted earnings per share growth in constant currency after a period of normalization as the impacts of the COVID-19 pandemic subside.

Third Quarter Fiscal 2022

Sales Outlook
•Reported net sales are forecasted to increase between 10% and 12% versus the prior-year period.
•Organic net sales, which excludes returns associated with restructuring and other activities; non-comparable impacts from acquisitions, divestitures and brand closures; as well as the impact from currency, are forecasted to increase between 8% and 10%.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $1.51 and $1.63. Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $1.55 and $1.65.
◦The Company expects to take charges associated with previously approved restructuring and other activities. For the Post-COVID Business Acceleration Program, the charges are estimated to be between approximately $10 million to $20 million, equal to $.02 to $.04 per diluted common share.
•Adjusted diluted earnings per common share are expected to be up 1% to down 5% on a constant currency basis.
◦Currency exchange rates are volatile and difficult to predict. Using December 31, 2021 spot rates for the third quarter of fiscal 2022, currency is expected to be about $.01 accretive to diluted earnings per share.
•The increase in ownership of DECIEM is not expected to be material to diluted earnings per common share.

Full Year Fiscal 2022

Sales Outlook
•Reported net sales are forecasted to increase between 13% and 16% versus the prior-year period.
•Organic net sales, which excludes returns associated with restructuring and other activities; non-comparable impacts from acquisitions, divestitures and brand closures; as well as the impact from currency, are forecasted to increase between 10% and 13%.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $7.28 and $7.47. Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $7.43 and $7.58.
◦The Company expects to take charges associated with previously approved restructuring and other activities. For the Post-COVID Business Acceleration Program, the charges are estimated to be between approximately $40 million to $70 million, equal to $.10 to $.14 per diluted common share.
•Adjusted diluted earnings per common share are expected to increase between 14% and 17% on a constant currency basis.

◦Currency exchange rates are volatile and difficult to predict. Using December 31, 2021 spot rates for fiscal 2022, currency is expected to be about $.07 accretive to diluted earnings per share.
•The increase in ownership of DECIEM is expected to be $.03 accretive to diluted earnings per common share.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

	Three Months Ending	Twelve Months Ending
	March 31, 2022(F)	June 30, 2022(F)
As Reported - GAAP(1)	10% - 12%	13% - 16%

Organic, Non-GAAP(2)	8% - 10%	10% - 13%
Impact of acquisitions, divestitures and brand closures, net	3	3
Impact of foreign currency	(1)	—
Returns associated with restructuring and other activities	—	—
As Reported - GAAP(1)	10% - 12%	13% - 16%
(1)Includes returns associated with restructuring and other activities
(2)Organic net sales growth represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of already announced acquisitions, divestitures and brand closures; as well as the impacts from currency.

(F)Represents forecast

Reconciliation between GAAP and Non-GAAP - Diluted Earnings Per Share (“EPS”) (Unaudited)

	Three Months Ending			Twelve Months Ending
	March 31			June 30
	2022(F)	2021	Growth	2022(F)	2021	Variance
Forecasted/As Reported EPS - GAAP(1)	$1.51 - $1.63	$1.24	22% - 31%	$7.28 - $7.47	$7.79	(7%) - (4%)

Non-GAAP
Restructuring and other charges	.02 - .04	.31		.10 - .14	.48
Changes in fair value of contingent consideration	—	—		—	(.01)
Acquisition-related stock option expense	—	—		.01	.09
Goodwill, other intangible and long-lived asset impairments	—	.07		—	.40
Other income	—	—		—	(2.30)
Forecasted/Adjusted EPS - Non-GAAP	$1.55- $1.65	$1.62	(4%) - 2%	$7.43 - $7.58	$6.45	15% - 18%
Impact of foreign currency	(.01)			(.07)
Forecasted Adjusted Constant Currency EPS - Non-GAAP	$1.54 - $1.64	$1.62	(5%) - 1%	$7.36 - $7.51	$6.45	14% - 17%
(1)Includes restructuring and other charges and adjustments
(F)Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, February 3, 2022 to discuss its results. The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 9575055). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address our expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions.

Factors that could cause actual results to differ materially from our forward-looking statements include the following:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)impacts attributable to the COVID-19 pandemic, including disruptions to our global business;

(12)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(13)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(14)changes in product mix to products which are less profitable;
(15)the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;
(16)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(17)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(18)the timing and impact of acquisitions, investments and divestitures; and
(19)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, Tommy Hilfiger, M·A·C, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin Paris, TOM FORD BEAUTY, Smashbox, Ermenegildo Zegna, AERIN, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, and the DECIEM family of brands, including The Ordinary and NIOD.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)

	Three Months Ended December 31		Percentage Change	Six Months Ended December 31		Percentage Change
($ in millions, except per share data)	2021	2020		2021	2020
Net sales(A)	$5,539	$4,853	14%	$9,931	$8,415	18%
Cost of sales(A)	1,223	1,084	13	2,280	1,909	19
Gross profit	4,316	3,769	15	7,651	6,506	18
Gross margin	77.9%	77.7%		77.0%	77.3%

Operating expenses
Selling, general and administrative(B)	2,885	2,590	11	5,279	4,616	14
Restructuring and other charges(A)	13	35	(63)	19	41	(54)
Goodwill impairment(C)	—	54	(100)	—	54	(100)
Impairment of other intangible assets(C)	—	27	(100)	—	27	(100)
Total operating expenses	2,898	2,706	7	5,298	4,738	12
Operating expense margin	52.3%	55.8%		53.3%	56.3%

Operating income	1,418	1,063	33	2,353	1,768	33
Operating income margin	25.6%	21.9%		23.7%	21.0%

Interest expense	42	43	(2)	84	88	(5)
Interest income and investment income, net	10	17	(41)	14	31	(55)
Other components of net periodic benefit cost	(2)	7	(100+)	(1)	10	(100+)
Other income	—	—	—	1	—	100
Earnings before income taxes	1,388	1,030	35	2,285	1,701	34
Provision for income taxes	298	153	95	500	299	67
Net earnings	1,090	877	24	1,785	1,402	27
Net earnings attributable to noncontrolling interests	(4)	(4)	—	(5)	(6)	(17)
Net loss attributable to redeemable noncontrolling interest	2	—	100	—	—	—
Net earnings attributable to The Estée Lauder Companies Inc.	$1,088	$873	25%	$1,780	$1,396	28%

Net earnings attributable to The Estée Lauder Companies Inc. per common share
Basic	$3.02	$2.40	25%	$4.93	$3.84	28%
Diluted	$2.97	$2.37	25%	$4.85	$3.79	28%

Weighted-average common shares outstanding
Basic	360.6	363.0		361.4	363.4
Diluted	366.0	368.0		367.0	368.5

(A)In August 2020, the Company announced a two-year restructuring program, Post-COVID Business Acceleration Program (the “PCBA Program”), designed to realign its business to address the dramatic shifts to its distribution landscape and consumer behaviors in the wake of the COVID-19 pandemic. The PCBA Program will help improve efficiency and effectiveness by rebalancing resources to growth areas of prestige beauty. It will further strengthen the Company by building upon the foundational capabilities in which the Company has invested. The PCBA Program’s main areas of focus include accelerating the shift to online with the realignment of the Company’s distribution network reflecting freestanding store and certain department store closures, with a focus on North America and Europe, the Middle East & Africa; the reduction in brick-and-mortar point of sale employees and related support staff; and the redesign of the Company’s regional branded marketing organizations, plus select opportunities in global brands and functions. This program is expected to position the Company to better execute its long-term strategy while strengthening its financial flexibility. The Company plans to approve specific initiatives under the PCBA Program through fiscal 2022 and expects to complete those initiatives through fiscal 2023. The Company expects that the PCBA Program will result in related restructuring and other charges totaling between $400 million and $500 million, before taxes.

The Company substantially completed initiatives approved under the Leading Beauty Program (the “LBF Program”) through fiscal 2021. Additional information about the LBF Program is included in the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

(B)For the three and six months ended December 31, 2021, the Company recorded $2 million (gross and net of tax) of acquisition-related stock option expense related to DECIEM stock options. The Company recorded $2 million (gross and net of tax) of income within selling, general and administrative expenses for the three and six months ended December 31, 2020 to reflect changes in the fair value of its contingent consideration related to its fiscal 2016 acquisition.

(C)During November 2020, given the actual and the estimate of the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the Company and lower than expected results from geographic expansion, the Company made further revisions to the internal forecasts relating to its GLAMGLOW reporting unit, triggering a need for an interim impairment review. As a result of this review, the Company recorded $81 million ($63 million, net of tax) of goodwill and other intangible asset impairments, with an impact of $.17 per common share for the three and six months ended December 31, 2020.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments (Unaudited)

	Three Months Ended December 31, 2021
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$2	$(2)	$5	$5	$4	$.01
PCBA Program	1	(1)	7	3	10	8.02
Acquisition-related stock option expense	—	—	—	2	2	2.01
Total	$1	$1	$5	$10	$17	$14	$.04

	Six Months Ended December 31, 2021
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$2	$(1)	$8	$9	$7	$.02
PCBA Program	2	(2)	7	5	12	10.03
Acquisition-related stock option expense	—	—	—	2	2	2	—
Other income	—	—	—	(1)	(1)	(1)	—
Total	$2	$—	$6	$14	$22	$18	$.05

	Three Months Ended December 31, 2020
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$2	$(2)	$3	$3	$2	$.01
PCBA Program	—	—	34	—	34	24.07
Changes in fair value of contingent consideration	—	—	—	(2)	(2)	(2)	(.01)
Goodwill and other intangible asset impairments	—	—	—	81	81	63.17
Total	$—	$2	$32	$82	$116	$87	$.24

	Six Months Ended December 31, 2020
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$5	$(10)	$5	$—	$—	$—
PCBA Program	—	—	46	—	46	33.09
Changes in fair value of contingent consideration	—	—	—	(2)	(2)	(2)	(.01)
Goodwill and other intangible asset impairments	—	—	—	81	81	63.17
Total	$—	$5	$36	$84	$125	$94	$.25

Results by Product Category (Unaudited)

	Six Months Ended December 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2021	2020	Reported Basis	Constant Currency	2021	2020	Reported Basis
Skin Care	$5,608	$4,854	16%	14%	$1,799	$1,649	9%
Makeup	2,560	2,225	15	15	221	(43)	100+
Fragrance	1,408	1,024	38	37	341	201	70
Hair Care	328	290	13	13	10	7	43
Other	29	22	32	32	3	—	—
Subtotal	9,933	8,415	18	17	2,374	1,814	31
Returns/charges associated with restructuring and other activities	(2)	—			(21)	(46)
Total	$9,931	$8,415	18%	17%	$2,353	$1,768	33%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Six Months Ended December 31 2021 vs. 2020
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency	Net Sales Growth (GAAP)
Skin Care	9%	5%	2%	16%
Makeup	15	—	—	15
Fragrance	37	—	1	38
Hair Care	13	—	—	13
Other	23	9	—	32
Subtotal	14%	3%	1%	18%
Returns associated with restructuring and other activities				—
Total	14%	3%	1%	18%

(1)Organic net sales growth represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM and BECCA); as well as the impacts from currency.

Results by Geographic Region (Unaudited)

	Six Months Ended December 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2021	2020	Reported Basis	Constant Currency	2021	2020	Reported Basis
The Americas	$2,494	$1,921	30%	29%	$636	$101	100+%
Europe, the Middle East & Africa	4,211	3,570	18	18	1,085	1,068	2
Asia/Pacific	3,228	2,924	10	8	653	645	1
Subtotal	9,933	8,415	18	17	2,374	1,814	31
Returns/charges associated with restructuring and other activities	(2)	—			(21)	(46)
Total	$9,931	$8,415	18%	17%	$2,353	$1,768	33%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Six Months Ended December 31 2021 vs. 2020
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency	Net Sales Growth (GAAP)
The Americas	22%	7%	1%	30%
Europe, the Middle East & Africa	15	3	—	18
Asia/Pacific	7	1	2	10
Subtotal	14%	3%	1%	18%
Returns associated with restructuring and other activities				—
Total	14%	3%	1%	18%

(1)Organic net sales growth represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM and BECCA); as well as the impacts from currency.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and relating to organic net sales. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the way the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period. In the future, the Company expects to incur charges or make adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Three Months Ended December 31
	2021					2020			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$5,539	$1	$5,540	$(7)	$5,533	$4,853	$—	$4,853	14%	14%
Cost of sales	1,223	(1)	1,222	—	1,222	1,084	(2)	1,082
Gross profit	4,316	2	4,318	(7)	4,311	3,769	2	3,771	15%	14%
Gross margin	77.9%		77.9%		77.9%	77.7%		77.7%

Operating expenses	2,898	(15)	2,883	—	2,883	2,706	(114)	2,592	11%	11%
Operating expense margin	52.3%		52.0%		52.1%	55.8%		53.4%
Operating income	1,418	17	1,435	(7)	1,428	1,063	116	1,179	22%	21%
Operating income margin	25.6%		25.9%		25.8%	21.9%		24.3%

Other income	—	—	—	—	—	—	—	—
Provision for income taxes	298	3	301	(2)	299	153	29	182	65%	64%

Net earnings attributable to The Estée Lauder Companies Inc.	$1,088	$14	$1,102	$(6)	$1,096	$873	$87	$960	15%	14%
Diluted EPS	$2.97	$.04	$3.01	$(.02)	$2.99	$2.37	$.24	$2.61	15%	15%

	Six Months Ended December 31
	2021					2020			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$9,931	$2	$9,933	$(84)	$9,849	$8,415	$—	$8,415	18%	17%
Cost of sales	2,280	—	2,280	(17)	2,263	1,909	(5)	1,904
Gross profit	7,651	2	7,653	(67)	7,586	6,506	5	6,511	18%	17%
Gross margin	77.0%		77.0%		77.0%	77.3%		77.4%

Operating expenses	5,298	(21)	5,277	(42)	5,235	4,738	(120)	4,618	14%	13%
Operating expense margin	53.3%		53.1%		53.2%	56.3%		54.9%
Operating income	2,353	23	2,376	(25)	2,351	1,768	125	1,893	26%	24%
Operating income margin	23.7%		23.9%		23.9%	21.0%		22.5%

Other income	1	(1)	—	—	—	—	—	—
Provision for income taxes	500	4	504	(6)	498	299	31	330	53%	51%

Net earnings attributable to The Estée Lauder Companies Inc.	$1,780	$18	$1,798	$(19)	$1,779	$1,396	$94	$1,490	21%	19%
Diluted EPS	$4.85	$.05	$4.90	$(.05)	$4.85	$3.79	$.25	$4.04	21%	20%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	December 31, 2021	June 30, 2021	December 31, 2020
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$4,603	$4,958	$5,545
Accounts receivable, net	2,079	1,702	1,972
Inventory and promotional merchandise	2,612	2,505	2,116
Prepaid expenses and other current assets	661	603	658
Total current assets	9,955	9,768	10,291
Property, plant and equipment, net	2,451	2,280	2,142
Operating lease right-of-use assets	2,102	2,190	2,325
Other assets	7,570	7,733	4,837
Total assets	$22,078	$21,971	$19,595

LIABILITIES AND EQUITY

Current debt	$272	$32	$470
Accounts payable	1,639	1,692	1,299
Operating lease liabilities	397	379	387
Other accrued liabilities	3,454	3,195	3,264
Total current liabilities	5,762	5,298	5,420
Long-term debt	5,259	5,537	4,913
Long-term operating lease liabilities	2,028	2,151	2,314
Other noncurrent liabilities	1,937	2,037	1,492
Total noncurrent liabilities	9,224	9,725	8,719
Redeemable noncontrolling interest	840	857	—
Total equity	6,252	6,091	5,456
Total liabilities and equity	$22,078	$21,971	$19,595

SELECT CASH FLOW DATA (Unaudited)

	Six Months Ended December 31
($ in millions)	2021	2020
Net earnings	$1,785	$1,402
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	364	316
Deferred income taxes	(43)	(49)
Other items	212	266
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(407)	(720)
Decrease (increase) in inventory and promotional merchandise	(164)	67
Increase in other assets, net	(57)	(110)
Decrease in accounts payable and other liabilities, net	156	806
Net cash flows provided by operating activities	$1,846	$1,978

Other Investing and Financing Sources (Uses):
Capital expenditures	$(459)	$(250)
Payments to acquire treasury stock	(1,428)	(102)
Dividends paid	(409)	(368)
Proceeds (repayments) of current debt, net	(4)	(747)

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